Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-270671, 333-239751 and 333-228910) and Form S-8 (Nos. 333-267984, 333-257245, 333-239727, 333-231013, 333-225475, 333-215141 and 333-143238) of Vaxart, Inc. of our report dated March 14, 2024, which includes an explanatory paragraph regarding Vaxart, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Vaxart, Inc. as of and for the years ended December 31, 2023 and 2022, which appears in this Form 10‑K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 14, 2024